Exhibit 99.1

The First Bancshares, Inc. Reports Annual 2008 Earnings

HATTIESBURG, Miss.--(BUSINESS WIRE)--January 27, 2009--The First Bancshares, Inc. (NASDAQGS: FBMS), holding company for The First, A National Banking Association, (www.thefirstbank.com) today reported earnings for the Company for the quarter and the year ended December 31, 2008 as well as its election to participate in the TARP Capital Purchase Program.

Earnings for the three months ended December 31, 2008, were $385,000, or $.13 per share on a diluted basis, compared to $707,000 or $.23 per share on a diluted basis for the same quarter in 2007 or a 43.5% decrease in diluted earnings per share. This was an improvement over 3rd quarter 2008 diluted earnings per share of $.11.

Net income for the year ended December 31, 2008, amounted to $1,849,000, a 51.6% decrease from the $3,823,000 reported for the year ended December 31, 2007. Diluted earnings per share for 2008 were $0.61 compared to $1.25 for 2007.

David E. Johnson, Chairman and Chief Executive officer, commented, “In these challenging economic times, we are pleased to announce our 9th straight year of profitable earnings for our organization. We continue to reposition our bank in slowing markets and in light of a worsening national economic situation. We believe the margin erosion caused by the Fed’s actions in lowering rates has bottomed out, and we will begin seeing some margin improvement in coming quarters. Our management team continues to make the necessary decisions to lower expenses while delivering services to our loyal customer base.”

The following are key achievements in the last twelve months ended December 31, 2008:

  Reduced expenses in 4th quarter 2008 as compared to the same quarter in 2007
  Total borrowed funds decreased 24.3% to $46.0 million.
  Maintained a net interest margin of 3.92% despite rate cuts by the FOMC
  Total cash and due from banks including fed funds increased $13.7 million or 120.5%.

Deposits

Total deposits decreased to $378.1 million in the period ended December 31, 2008, a 2.1% decrease over the period ended December 31, 2007. Even though our total deposits decreased during 2008, we experienced an increase of 4.1% in our non-interest bearing deposits.

Loans

Total loans decreased 13.0% to $323.1 million for the twelve month period ended December 31, 2008, compared to the period ended December 31, 2007. The decrease in total loans is due in part to the slow down of the economy and to certain credits moving out of the bank or paying off as planned. We have decreased our residential real estate construction portfolio during the last year. The provision for loan losses increased $129,000 for the three months ended December 31, 2008 as compared to the same period in 2007 as well as an increase for the twelve months ended December 31, 2008 of $884,000 over the same period in 2007. This increase reflects the local and national economic trends and the potential effects on the loan portfolio.

Net Income and Earnings Per Share

Net income was $385,000 and $1,849,000 for the three and twelve months ended December 31, 2008, compared to $707,000 and $3,823,000, respectively for the same period in 2007. Net income decreased $1,974,000 or 51.6% for the twelve months ended December 31, 2008, compared to the twelve months ended December 31, 2007.

Diluted earnings per share for the three month period ended December 31, 2008, amounted to $.13 per share, a 43.5% decrease from the comparable period in 2007 of $.23 but an increase over the 3rd quarter of 2008. Diluted earnings per share amounted to $0.61 for the twelve month period ended December 31, 2008, a 51.2% decrease from the comparable period in 2007 of $1.25.

Net Interest income decreased 3.7% over the last twelve months compared to same period in 2007. The Company has seen a decline in the net interest margin from 4.21% at December 31, 2007 to 3.92% at December 31, 2008. During the year ended December 31, 2008, the Company reduced its costs of funds by paying off high rate debt at the Federal Home Loan Bank and by reducing the balance in certificates of deposits greater than $100,000 by 10,581,000, or 10.7%. The effort to reduce its costs of funds was offset by a greater reduction in the yield on earning assets during the twelve months ended December 31, 2008. The effort to reduce the Company’s funding costs will continue as certificates of deposits are being repriced daily.

Non-interest income experienced a slight decrease of $27,000 or 0.8% during the year ended December 31, 2008. This decrease was due to a one-time gain on the sale of property during 2007 that amounted to $199,000. Although overall non-interest income was down slightly during the year, the income from deposit accounts increased 12.5 % or $235,000.

Non-interest expense increased 7.9% during the year ended December 31, 2008. Costs related to the opening of our temporary location in Gulfport, MS attributed to the increase as well as overlapping expenses related to the moving of administrative and operations personnel to owned space from leased spaces. During the 4th quarter of 2008 the company made efforts to cut non-interest expenses by reducing the workforce by thirteen positions, or 7.8%. The first quarter of 2009 will reflect immediate results from these reductions.

The Company has elected to sell $5 million of preferred stock and warrants for $750,000 of common stock to the US Treasury Department under the TARP Capital Purchase Program. The Bank qualifies by being considered a “healthy” bank as the Treasury has invested in only viable financial institutions. The increased capital will bring the Bank’s Tier 1 Risk-Based Capital Ratio at September 30, 2008 from an already well-capitalized position of 11.89% to an even stronger level of 13.11%. The elevated capital position will enable the company to continue its history of growth as the economy begins to improve. According to David Johnson, CEO & Chairman, “We are still excited about being in growth markets in South Mississippi and want to be ready to meet the opportunities these areas offer as the economy strengthens. The additional capital will strengthen our already strong position, enhancing the Company’s ability to meet the needs of our customers.”

The First Bancshares, Inc., headquartered in Hattiesburg, Mississippi, is the parent company of The First, A National Banking Association. Founded in 1996, The First operates 10 offices with locations in Hattiesburg, Laurel, Purvis, Picayune, Pascagoula, Bay St. Louis, Wiggins and Gulfport, Mississippi. The Company’s stock is traded on NASDAQ Global under the symbol FBMS.

Forward Looking Statement

This news release contains statements regarding the projected performance of The First Bancshares, Inc. and it subsidiary. These statements constitute forward-looking information within the meaning of the Private Securities Litigation Reform Act. Actual results may differ materially from the projections provided in this release since such projections involve significant known and unknown risks and uncertainties. Factors that might cause such differences include, but are not limited to: competitive pressures among financial institutions increasing significantly; economic conditions, either nationally or locally, in areas in which the Company conducts operations being less favorable than expected; and legislation or regulatory changes which adversely affect the ability of the combined Company to conduct business combinations or new operations. The Company disclaims any obligation to update such factors or to publicly announce the results of any revisions to any of the forward-looking statements included herein to reflect future events or developments. Further information on The First Bancshares, Inc. is available in its filings with the Securities and Exchange Commission, available at the SEC’s website, http://www.sec.gov.

THE FIRST BANCSHARES, INC.
FINANCIAL HIGHLIGHTS
(Unaudited)

($ amounts in thousands, except earnings and book value per share)

	For three months		For twelve months
	ended December 31,		ended December 31,
	2008	2007	2008	2007

Interest income	$7,202	$8,758	$31,724	$33,399
Interest expense	3,157	4,210	14,146	15,143
Net interest income	4,045	4,548	17,578	18,256
Provision for loan losses	484	355	2,205	1,321
Net interest income after provision for loan losses	3,561	4,193	15,373	16,935
Non-interest income	690	862	3,162	3,189
Non-interest expense	3,774	3,983	15,998	14,823
Income before income taxes	477	1,072	2,537	5,301
Income taxes	92	365	688	1,478
Net income	$385	$707	$1,849	$3,823
Basic:
Earnings per share	$.13	$.24	$.62	$1.28
Diluted:
Earnings per share	$.13	$.23	$.61	$1.25

Dividends per share	$.00	$.075	$.225	$.525

	Dec 31, 2008		Dec 31, 2007

Total assets	474,824		496,056
Cash and due from banks	11,650		11,118
Federal funds sold	13,359		223
Investment securities	102,303		87,052
Loans, net of unearned interest	323,084		371,223
Deposits-interest bearing	320,484		330,819
Deposits-non interest bearing	57,594		55,349
Total deposits	378,079		386,168
Borrowed funds	46,027		60,773
Subordinated debentures	10,310		10,310
Stockholders’ equity	36,568		36,281
Book value (per share)	12.23		12.14
Total shares outstanding	2,990,201		2,988,551

CONTACT:
The First Bancshares, Inc.
David Johnson, CEO, 601-268-8998
or
DeeDee Lowery, CFO, 601-268-8998